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                                                                   EXHIBIT 10.23

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

       This First Amendment to Employment Agreement is entered into as of this 1st day of February, 2000 by and between BiznessOnline.com, Inc., a Delaware corporation (the "Company") and Anthony Bruno, an individual with an address at 40 Brentwood Road, Exeter, New Hampshire 03833 ("Employee").

                                  INTRODUCTION

       1. The Company and Employee entered into that certain Employment Agreement dated as of May 22, 1999 (the "Employment Agreement"), pursuant to which the Company employed Employee as its Vice President of Operations.

       2. The Company and Employee now desire to amend the Employment Agreement as hereinafter set forth.

                                    AGREEMENT

       In consideration of the premises and mutual promises hereinbelow set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

              I. A new Section 3.8 regarding severance payments is hereby added to the Employment Agreement as follows:


                 "3.8    SEVERANCE PAYMENTS.

                 3.8.1 TERMINATION BY THE COMPANY. In the event the Company terminates this Agreement pursuant to Section 5 (Termination Without Cause), the Company shall, prior to the effective date of the termination, pay Employee, in one lump sum, an amount equal to (a) 1.5 times Employee's Base Salary, at his then current rate, less applicable taxes, if termination shall occur prior to a "Change in Control" or an "Approved Change in Control" (both as hereinafter defined) or subsequent to an Approved Change in Control, or (b) 2.0 times Employee's annual salary, at his then current rate, less applicable taxes, if termination shall occur after a Change in Control. The Company shall also pay Employee's health insurance benefits at described in SECTION 3.2 for a period of one year in the event of termination pursuant to SECTION 5, and in the event of a Change in Control, any options granted to Employee shall become fully vested as of such date of termination in connection with such Change of Control.

                 3.8.2 DEFINITIONS.

                       (a) CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred in any of the following events:

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                           (i) the stockholders of the Company approve a merger
or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934) acquires more than 30% of the combined voting power of the Company's then outstanding securities, or (c) a reorganization pursuant to which the Company creates a holding company for itself in which the stockholders of the Company immediately prior to the reorganization (other than those exercising dissenters' rights) become the stockholders of the holding company immediately after the reorganization; or

                           (ii) the stockholders of the Company approve a plan
of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                           (iii) as a result of or in connection with any cash
tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board; or

                           (iv) when any "person" or "group" (as such terms are
defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total number of votes that may be cast for the election of directors of the Company; or

                           (v) the closing of a transaction or series of
transactions in which more than 50% of the voting power of the Company is transferred; or

                           (vi) a tender offer or exchange offer for the common
stock of the Company, other than one made by the Company or by a person or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934) that on the date hereof holds more than 5% of the outstanding shares of the Company entitled to vote for the election of directors, where the offeror acquires more than 40% of the outstanding shares of common stock of the Company.

                       (b) APPROVED CHANGE IN CONTROL. An "Approved Change in Control" of the Company shall mean a Change in Control that is approved by a majority of the Company's Board of Directors."

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       II. Sections 4 and 5 of the Employment Agreement are hereby deleted and replaced in their entirety by the following new Sections 4 and 5:

              4. TERMINATION FOR CAUSE; DISABILITY

                    4.1 TERMINATION FOR CAUSE. The Company may discharge Employee and terminate his employment under this Agreement for cause without further liability to the Company. As used in this Section 4.1, "cause" shall mean any or all of the following: (i) gross or willful misconduct of Employee during the course of his employment; (ii) conviction of a felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during the Employment Period; or (iii) Employee's breach of any of the material terms of this Agreement. In the event of a for cause termination, all stock options granted to the Employee, whether vested or not vested, shall immediately terminate.

                    4.2 DISABILITY. If during the Employment Period, Employee shall become ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred twenty (120) consecutive days or (b) for more than one hundred eighty (180) days in any consecutive twelve (12) month period, then the Company shall have the right to terminate this Agreement without further liability on thirty (30) days' prior notice to Employee.

              5. TERMINATION WITHOUT CAUSE. Upon ninety (90) days prior written notice, the Company may terminate this Agreement without cause and without further liability to the Company except as set forth in SECTION 3.8.

       III. Except as modified herein, the Employment Agreement is hereby ratified, confirmed and approved in all respects.

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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:                             BIZNESSONLINE.COM, INC.

                                    By: /s/ MARK E. MUNRO
----------------------------           ----------------------------------
                                        Title: CEO

WITNESS:                            EMPLOYEE:

                                        /s/ ANTHONY BRUNO
----------------------------           ----------------------------------
                                        Anthony Bruno













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